Exhibit 10.1

DAVE INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

AMENDED AND RESTATED: FEBRUARY 22, 2023

Each member of the Board of Directors (the “Board”) of Dave Inc. (the “Company”) who is not an employee of the Company (each such member, an “Outside Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”), as amended, for his or her Board service following the date this Director Compensation Policy was originally adopted effective as of January 5, 2022 (the “Original Effective Date”).

The Director Compensation Policy may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

Each Outside Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in arrears, in equal quarterly installments following the end of each fiscal quarter of the Company in which the service occurred. Any amount payable for a partial quarter of service will be pro-rated by multiplying such amount by a fraction, the numerator of which will be the number of days of service that the Outside Director provided in such quarter and the denominator of which will be the number of days in such quarter inclusive. All annual cash fees are vested upon payment.

1. Annual Board Member Service Retainer:

a. All Outside Directors: $35,000.

b. Outside Director serving as Chairperson: $35,000 (in addition to above).

c. Outside Director serving as Lead Independent Director: $20,000 (in addition to above).

2. Annual Committee Member Service Retainer:

a. Member of the Audit Committee: $10,000.

b. Member of the Compensation Committee: $7,000.

c. Member of the Nominating and Corporate Governance Committee: $4,000.

3. Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer):

a. Chairperson of the Audit Committee: $20,000.

b. Chairperson of the Compensation Committee: $14,000.

c. Chairperson of the Nominating and Corporate Governance Committee: $8,000.

Equity Compensation

Equity awards will be granted under the Company’s 2021 Equity Incentive Plan or any successor equity incentive plan adopted by the Board and the stockholders of the Company (the “Plan”).

(a)
Automatic Annual Grant for Outside Directors. Without any further action of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders (an “Annual Meeting”) following the Original Effective Date, each Outside Director who has served as a member of the Board since December 31st of the calendar year prior to such Annual Meeting shall be granted restricted stock units under the Plan covering shares of Class A Common Stock of the Company (each, a “Share”) having an RSU Value of $165,000 (a “Annual RSU Award”); provided that the number of Shares covered by each Annual RSU Award will be rounded down to the nearest whole Share. Each Annual RSU Award shall vest in full on the earlier to occur of (i) the next Annual Meeting or (ii) the one-year anniversary of the date of grant, subject to the applicable Outside Director’s continued service as a member of the Board through such date.

(b) Vesting; Change in Control. All vesting is subject to the Outside Director’s continued service as a member of the Board through each applicable vesting date. Notwithstanding the foregoing, for each Outside Director who remains in continuous service as a member of the Board until immediately prior to the closing of a “Change in

Control” (as defined in the Plan), any unvested portion of any restricted stock unit award granted in consideration of such Outside Director’s service as a member of the Board shall vest in full immediately prior to, and contingent upon, the consummation of the Change in Control.

(c) Calculation of RSU Value. The “RSU Value” of a restricted stock unit award to be granted under this policy will equal the number of Shares subject to the restricted stock unit award multiplied by the average closing price of a Share on the stock exchange or a national market system on which the Shares are listed over the 30 trading days preceding the grant date.

(d) Discretionary Grants. In addition to the automatic grants described herein, the Board, in its sole discretion, may grant additional equity awards to certain Outside Directors for services to the Company that exceed the standard expectations of an Outside Director or for other circumstances determined appropriate by the Board, including, without limitation, an inducement for the Outside Director to remain on the Board or an initial grant for an individual to become an Outside Director.

(e) Remaining Terms. The remaining terms and conditions of each restricted stock unit award granted under this policy will be as set forth in the Plan and the Company’s standard form of restricted stock unit award agreement, as amended from time to time by the Board or the Compensation Committee of the Board, as applicable.

Expenses

The Company will reimburse each Outside Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings; provided, that the Outside Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.